Exhibit 99.1

The Cheesecake Factory Opens in White Plains, New York

    CALABASAS HILLS, Calif.--(BUSINESS WIRE)--Sept. 10, 2003--The Cheesecake Factory Incorporated (Nasdaq:CAKE) announces the opening of its 66th Cheesecake Factory(R) restaurant. Located at The Source at White Plains, the highly customized, uniquely designed restaurant contains approximately 11,900 interior square feet and 330 seats.
    "We are very excited to bring The Cheesecake Factory to White Plains and the Westchester County market," commented David Overton, Chairman and CEO. "We received a terrific reception from our guests on opening night. First night sales at White Plains were extremely strong and this restaurant has the potential to be one of our very best. We have plans to open additional restaurants in the New York market during the next few years."
    The Cheesecake Factory Incorporated operates 66 upscale, casual dining restaurants under The Cheesecake Factory(R) name that offer an extensive menu of more than 200 items with an average check of approximately $15.78. The Company also operates a bakery production facility that produces over 50 varieties of quality cheesecakes and other baked products for the Company's restaurants and for other leading foodservice operators, retailers and distributors. Additionally, the Company operates three upscale casual dining restaurants under the Grand Lux Cafe(R) name in Los Angeles, Chicago and Las Vegas; one self-service, limited menu "express" foodservice operation under The Cheesecake Factory Express(R) mark inside the DisneyQuest(R) family entertainment center in Orlando, Florida; and licenses three bakery cafe outlets to another foodservice operator under The Cheesecake Factory Bakery Cafe(R) name.

    This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Investors are cautioned that forward-looking statements are not guarantees of future performance and that undue reliance should not be placed on such statements. In particular, forward-looking statements regarding the Company's restaurant sales trends are subject to risks and uncertainties due to national and regional economic and public safety conditions that impact consumer confidence and spending, as well as weather and other factors outside of the Company's control. Additionally, forward-looking statements regarding the number and timing of the Company's planned new restaurant openings are subject to risks and uncertainties due to factors outside of the Company's control, including factors that are under the control of government agencies, landlords and others. Forward-looking statements speak only as of the dates on which they were made. The Company undertakes no obligation to publicly update or revise any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise unless required to do so by the securities laws. Investors are referred to the full discussion of risks and uncertainties associated with forward-looking statements contained in the Company's filings with the Securities and Exchange Commission.

    CONTACT: The Cheesecake Factory Incorporated
             Jane Vallaire, 818-871-3000